Exhibit 99

NEWS RELEASE
April 30, 2019

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2019 EARNINGS

1Q2019 Net Income of $20.8 Million
Return on Assets of 1.18% and Return on Equity of 13.1%
Continued Strong Profitability and Capital Position at Bank

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE: HE) today reported net income for the first quarter of 2019 of $20.8 million compared to $21.8 million in the fourth, or linked, quarter of 2018 and $19.0 million in the first quarter of 2018. Key measures of profitability remained strong, with return on average equity of 13.1%, versus 14.1% in the linked quarter and 12.6% in the prior year quarter.
“In addition to continued healthy financial performance in the first quarter, our most important accomplishment so far this year is the completion of and consolidation of our team into our new ASB Campus,” said Rich Wacker, president and chief executive officer. “We are excited about all the possibilities the new campus offers us to work better together for customers and to realize operational effectiveness and cost efficiencies.”
Financial Highlights
    Net interest income was $63.7 million in the first quarter of 2019 compared to $63.4 million in the linked quarter and $58.5 million in the first quarter of 2018. Net interest margin was 3.99% in the first quarter of 2019 compared to 3.95% in the linked quarter and 3.76% in the first quarter of 2018. Consistent improvement in net interest margin throughout 2018 and into 2019 was primarily driven by higher yields on earning assets as a result of the higher interest rate environment, combined with our continued low cost of core deposits.
The provision for loan losses was $6.9 million in the first quarter of 2019 compared to $2.4 million in the linked quarter and $3.5 million in the first quarter of 2018. The increase in the provision over the linked quarter was primarily due to favorable credit events that reduced the provision in the fourth quarter of 2018 and

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 30, 2019

additional reserves required for two loans in the commercial and commercial real estate portfolios. The higher provision over the prior year quarter was primarily due to the additional reserves for the two aforementioned loans. Nonaccrual loans as a percent of total loans receivable held for investment was 0.83% in the first quarter of 2019 compared to 0.56% in the linked quarter and 0.53% in the prior year quarter, with the increase driven by the same commercial exposures impacting provision expense.  The annualized net charge-off rate was 0.39% in the first quarter of 2019 compared to 0.37% in the linked quarter and 0.28% in the prior year quarter.
Noninterest income was $14.6 million in the first quarter of 2019 compared to $13.5 million in the linked quarter and $13.4 million in the first quarter of 2018. The increase in noninterest income in the first quarter of 2019 compared to the linked quarter and first quarter of 2018 was primarily due to bank-owned life insurance proceeds received during the quarter.
Noninterest expense was $45.2 million in the first quarter of 2019 compared to $45.7 million in the linked quarter and $43.9 million in the first quarter of 2018. Noninterest expense in the first quarter of 2019 included new depreciation and occupancy costs of $1.3 million related to the new campus building while still including the costs of four properties being vacated. Of the four properties, two are owned by American and have been listed for sale and lease obligations for the remaining two properties end in the second quarter of 2019. The quarter also included higher compensation and employee benefits expense of $1.1 million compared to the first quarter of 2018 primarily due to annual merit increases and the 2018 increases to the entry-level employee wages.
Total loans were $4.9 billion at March 31, 2019, up $14.6 million or 1.2% annualized from December 31, 2018. The increase in total loans was driven mainly by increases in residential loans of $16.5 million, and increases in home equity loans of $17.4 million, partly offset by declines within the commercial and commercial real estate portfolios of $11.7 million and $4.4 million, respectively.
    Total deposits were $6.2 billion at March 31, 2019, an increase of $46.8 million or 3.04% annualized from December 31, 2018. Low-cost core deposits increased $94 million or 7.1% annualized from December 31, 2018. The average cost of funds was 0.31% for the first quarter of 2019, up 3 basis points from the linked quarter and up 8 basis points from the prior year quarter.
     Overall, American’s return on average equity was 13.1% in the first quarter of 2019 compared to 14.1% in the fourth quarter of 2018 and 12.6% in the prior year quarter. Return on average assets was 1.18% in the first quarter of 2019 compared to 1.25% in the fourth quarter of 2018 and 1.12% in the same quarter last year.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 30, 2019

American’s solid results enabled it to pay dividends to HEI of $18 million in the first quarter of 2019 while maintaining healthy capital levels-leverage ratio of 8.7% and total capital ratio of 13.9% at March 31, 2019.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2019 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2019 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2019.
HEI plans to announce its first quarter 2019 consolidated financial results on Tuesday, May 7, 2019 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2019 EPS guidance on Tuesday, May 7, 2019, at 7:30 a.m. Hawaii time (1:30 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the May 7, 2019 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through May 21, 2019 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10129956.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 30, 2019

HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2018 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Interest and dividend income
Interest and fees on loans	$57,860	$57,145	$52,800
Interest and dividends on investment securities	10,628	10,632	9,202
Total interest and dividend income	68,488	67,777	62,002
Interest expense
Interest on deposit liabilities	4,252	4,115	2,957
Interest on other borrowings	528	255	496
Total interest expense	4,780	4,370	3,453
Net interest income	63,708	63,407	58,549
Provision for loan losses	6,870	2,408	3,541
Net interest income after provision for loan losses	56,838	60,999	55,008
Noninterest income
Fees from other financial services	4,562	4,996	4,654
Fee income on deposit liabilities	5,078	5,530	5,189
Fee income on other financial products	1,593	1,977	1,654
Bank-owned life insurance	2,259	390	871
Mortgage banking income	614	94	613
Other income, net	458	492	436
Total noninterest income	14,564	13,479	13,417
Noninterest expense
Compensation and employee benefits	25,512	26,340	24,440
Occupancy	4,670	4,236	4,280
Data processing	3,738	3,681	3,464
Services	2,426	2,287	3,047
Equipment	2,064	1,801	1,728
Office supplies, printing and postage	1,360	1,580	1,507
Marketing	990	844	645
FDIC insurance	626	635	713
Other expense	3,854	4,341	4,101
Total noninterest expense	45,240	45,745	43,925
Income before income taxes	26,162	28,733	24,500
Income taxes	5,323	6,966	5,540
Net income	$20,839	$21,767	$18,960
Comprehensive income	$27,091	$35,446	$6,885
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.18	1.25	1.12
Return on average equity	13.09	14.08	12.58
Return on average tangible common equity	15.03	16.23	14.57
Net interest margin	3.99	3.95	3.76
Efficiency ratio	57.80	59.50	61.04
Net charge-offs to average loans outstanding	0.39	0.37	0.28
As of period end
Nonaccrual loans to loans receivable held for investment	0.83	0.56	0.53
Allowance for loan losses to loans outstanding	1.12	1.08	1.14
Tangible common equity to tangible assets	8.05	7.95	7.66
Tier-1 leverage ratio	8.7	8.7	8.6
Total capital ratio	13.9	13.9	14.0
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$18.0	$14.0	$10.9
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2019		December 31, 2018
Assets
Cash and due from banks		$136,585		$122,059
Interest-bearing deposits		31,703		4,225
Investment securities
Available-for-sale, at fair value		1,348,263		1,388,533
Held-to-maturity, at amortized cost		140,203		141,875
Stock in Federal Home Loan Bank, at cost		9,434		9,958
Loans held for investment		4,858,180		4,843,021
Allowance for loan losses		(54,297)		(52,119)
Net loans		4,803,883		4,790,902
Loans held for sale, at lower of cost or fair value		8,136		1,805
Other		501,970		486,347
Goodwill		82,190		82,190
Total assets		$7,062,367		$7,027,894
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,879,244		$1,800,727
Deposit liabilities–interest-bearing		4,326,415		4,358,125
Other borrowings		89,870		110,040
Other		122,651		124,613
Total liabilities		6,418,180		6,393,505
Commitments and contingencies
Common stock		1		1
Additional paid in capital		347,877		347,170
Retained earnings		328,125		325,286
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(14,984)		$(24,423)
Retirement benefit plans	(16,832)	(31,816)	(13,645)	(38,068)
Total shareholder’s equity		644,187		634,389
Total liabilities and shareholder’s equity		$7,062,367		$7,027,894

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

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